EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Investor Relations
Telephone: 712.732.4117

META FINANCIAL GROUP, INC. ® ANNOUNCES SALE OF

METABANK WEST CENTRAL

STORM LAKE, IOWA – (November 29, 2007) Meta Financial Group, Inc. (NASDAQ-Global Market:  CASH) today reported that it entered into agreements to sell its MetaBank West Central subsidiary. Anita Bancorporation (Iowa) will purchase the bank charter and all three MetaBank West Central offices located in Stuart, Casey, and Menlo, Iowa. This transaction is anticipated to close on or before March 30, 2008, subject to regulatory approval.

The transaction will involve the sale of the stock of MetaBank West Central for approximately $8.3 million, which is dependent on the satisfaction of routine contractual terms by the date of sale. As of October 31, 2007, MetaBank West Central had total assets of approximately $42 million.

Meta Financial Group President and CEO J. Tyler Haahr commented, “The sale of MetaBank West Central is a great transaction for all involved. It allows both buyer and seller opportunities to expand and focus strategic business efforts.”

After the transaction is completed, Meta Financial Group will operate 13 bank branches through its MetaBank subsidiary:  the branches are located in Brookings (1), and Sioux Falls (4), South Dakota, and Storm Lake (2) and Des Moines (6), Iowa. At June 30, 2007, Meta Financial Group had total assets of $666.7 million and shareholders equity of $47.8 million.

As a result of the transaction, and upon its consummation or shortly thereafter, Meta Financial Group, Inc. will deregister as a bank holding company and will become solely a unitary savings and loan holding company as a result of its ownership of one savings association, MetaBank.  Both Meta Financial Group’s and MetaBank’s primary federal regulator will be the Office of Thrift Supervision.

This press release and other important information about the Company are available at www.metacash.com.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank, MetaBank West Central, and Meta Trust Company®. MetaBank is a federally-chartered savings bank with four market areas:  Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems prepaid debit card division. MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market. Sixteen banking offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBank, MetaBank WC, and Meta Trust Company may from time to time make written or oral “forward-looking statements,” including statements contained in this release and in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects:  future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services, such as those offered by the Meta Payment Systems division; credit quality and adequacy of reserves; technology; and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users;  the impact of changes in financial services laws and regulations; technological changes; acquisitions; litigation; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks involved in the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.